As filed with the Securities and Exchange Commission on December 22, 2003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 8)

Rogue Wave Software, Inc.

(Name of Subject Company (Issuer))

Quovadx, Inc.

Chess Acquisition Corporation
a wholly owned subsidiary of Quovadx, Inc.
(Names of Filing Persons)
(Offerors)

Common Stock,

$0.01 Par Value
(Title of Class of Securities)

141726109

(CUSIP Number of Class of Securities)

Linda K. Wackwitz, Esq.

Executive Vice President
and General Counsel
Quovadx, Inc.
6400 S. Fiddler’s Green Circle,
Suite 1000
Englewood, Colorado 80111
(303) 488-2019
(Name, address, and telephone numbers of persons authorized to receive notices and communications on behalf of filing persons)

with a copy to

Arthur F. Schneiderman, Esq.
Steve L. Camahort, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☐	Check the appropriate boxes below to designate any transactions to which the statement relates:

      ☑ third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☑

      This final Amendment to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed on November 12, 2003, as amended on November 26, 2003, December 4, 2003, December 10, 2003, December 11, 2003, December 15, 2003, December 16, 2003 and December 17, 2003, relating to the offer by Chess Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Quovadx, Inc., a Delaware corporation (“Quovadx”), relates to the closing of the offer to exchange all of the outstanding shares of common stock, $0.001 par value per share (“Shares”), of Rogue Wave Software, Inc., a Delaware corporation (the “Company”) for 0.5292 shares of the common stock of Quovadx (the “Quovadx Shares”) and cash in the amount of $4.09 per Share upon the terms and subject to the conditions described in the Prospectus referenced below.

      The offer was made pursuant to an Agreement and Plan of Merger, dated November 3, 2003, by and among Quovadx, Purchaser and the Company which contemplates the merger of Purchaser with and into the Company (the “Merger”). Quovadx filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the Quovadx Shares to be issued to the stockholders of the Company in the offer and the Merger (as amended on December 4, 2003 and December 10, 2003, the “Registration Statement”). The terms and conditions of the offer and the Merger are set forth in the prospectus that is part of the Registration Statement (the “Prospectus”) a copy of which is attached hereto as Exhibit (a)(1), and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit (a)(2) (as they may be amended and supplemented from time to time, together constitute the “Offer”). The initial expiration date of the Offer occurred at midnight, Eastern Standard Time, on December 16, 2003. After the initial expiration date of the Offer, Quovadx commenced a subsequent offering period which began at 9 a.m., Eastern Standard Time, on Wednesday, December 17, 2003. As of December 19, 2003, a total of 9,696,072 shares, or approximately 90.7%, of the Shares had been tendered.

      All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer filed with the Securities and Exchange Commission after the date hereof, is hereby incorporated by reference in answer to items 1 through and including 11 of the Schedule TO, except as otherwise set forth below.

Item 11.	Additional Information

      Item 11 of the Schedule TO is hereby amended and supplemented to include the following information:

      On December 19, 2003, Quovadx issued a press release. The press release is contained in Exhibit (a)(17) of this Schedule TO and the information set forth in the press release is incorporated herein by reference.

Item 12.	Exhibits.

      The following are attached as exhibits to this Schedule TO:

Exhibit
Number	Exhibit Description

(a)(1)*	Prospectus relating to Quovadx Shares to be issued in the Offer and the Merger (incorporated by reference to Quovadx’s Rule 424(b)(3) filing in connection with its Registration Statement No. 333-110388 on December 16, 2003).
(a)(2)*	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(3)*	Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(4)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(5)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(6)*	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).

Exhibit
Number	Exhibit Description

(a)(7)*	Press release issued by Quovadx on November 4, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 4, 2003).
(a)(8)*	Joint press release issued by Quovadx and the Company on November 12, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 12, 2003).
(a)(9)*	Transcript from presentation by Quovadx management at Instream Partners Conference on November 11, 2003, in San Francisco, California (incorporated by reference to Form 425 filed by Quovadx on November 13, 2003).
(a)(10)*	Presentation materials used by Quovadx management at Instream Partners Conference on November 11, 2003, in San Francisco, California (incorporated by reference to Form 425 filed by Quovadx on November 13, 2003).
(a)(11)*	Joint communication to Company customers from the Company and Quovadx dated November 25, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 25, 2003).
(a)(12)*	Interview of Lorine R. Sweeney, President and Chief Executive Officer of Quovadx, with Tech-Stock Prospector published on December 4, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 11, 2003).
(a)(13)*	Press release issued by Quovadx on December 11, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 11, 2003).
(a)(14)*	Press release issued by the Company on December 15, 2003 (incorporated by reference to Form 425 filed by Quovadx December 15, 2003).
(a)(15)*	Transcript from presentation by Quovadx management at First Albany Annual Growth Conference on December 10, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 16, 2003).
(a)(16)*	Press release issued by Quovadx on December 17, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 17, 2003).
(a)(17)	Press release issued by Quovadx on December 19, 2003.
(b)(1)*	Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated as of August 26, 2003 (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to Quovadx’s Registration Statement on Form S-4 filed on December 4, 2003).
(b)(2)*	Commitment letter from Comerica Bank to Quovadx and Healthcare.com Corporation dated December 2, 2003 (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Quovadx’s Registration Statement on Form S-4 filed on December 4, 2003).
(b)(3)*	First Amendment to Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated December 9, 2003 (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to Quovadx’s Registration Statement on Form S-4 filed on December 10, 2003).
(d)(1)*	Agreement and Plan of Merger, dated as of November 3, 2003, by and among Quovadx, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(d)(2)*	Form of Tender and Voting Agreements, by and among Quovadx and certain stockholders of the Company (incorporated by reference to Exhibit 2.2 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(d)(3)*	Form of Affiliate Agreements, by and among Quovadx and certain stockholders of the Company (incorporated by reference to Exhibit 2.3 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(g)	None.
(h)	None.

*	Previously filed.

Item 13.	Information Required by Schedule 13e-3.

      Not applicable.

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

QUOVADX, INC.

By:	/s/ GARY T. SCHERPING

Gary T. Scherping
Name: Gary T. Scherping

Title:	Executive Vice President and Chief Financial Officer

CHESS ACQUISITION CORPORATION

By:	/s/ GARY T. SCHERPING

Gary T. Scherping
Name: Gary T. Scherping

Title:	Vice President

Date: December 19, 2003

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

(a)(1)*	Prospectus relating to Quovadx Shares to be issued in the Offer and the Merger (incorporated by reference to Quovadx’s Rule 424(b)(3) filing in connection with its Registration Statement No. 333-110388 on December 16, 2003).
(a)(2)*	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(3)*	Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(4)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(5)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(6)*	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(a)(7)*	Press release issued by Quovadx on November 4, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 4, 2003).
(a)(8)*	Joint press release issued by Quovadx and the Company on November 12, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 12, 2003).
(a)(9)*	Transcript from presentation by Quovadx management at Instream Partners Conference on November 11, 2003, in San Francisco, California (incorporated by reference to Form 425 filed by Quovadx on November 13, 2003).
(a)(10)*	Presentation materials used by Quovadx management at Instream Partners Conference on November 11, 2003, in San Francisco, California (incorporated by reference to Form 425 filed by Quovadx on November 13, 2003).
(a)(11)*	Joint communication to Company customers from the Company and Quovadx dated November 25, 2003 (incorporated by reference to Form 425 filed by Quovadx on November 25, 2003).
(a)(12)*	Interview of Lorine R. Sweeney, President and Chief Executive Officer of Quovadx, with Tech-Stock Prospector published on December 4, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 11, 2003).
(a)(13)*	Press release issued by Quovadx on December 11, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 11, 2003).
(a)(14)*	Press release issued by the Company on December 15, 2003 (incorporated by reference to Form 425 filed by Quovadx December 15, 2003).
(a)(15)*	Transcript from presentation by Quovadx management at First Albany Annual Growth Conference on December 10, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 16, 2003.
(a)(16)*	Press release issued by Quovadx on December 17, 2003 (incorporated by reference to Form 425 filed by Quovadx on December 17, 2003).
(a)(17)	Press release issued by Quovadx on December 19, 2003.
(b)(1)*	Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated as of August 26, 2003 (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to Quovadx’s Registration Statement on Form S-4 filed on December 4, 2003).
(b)(2)*	Commitment letter from Comerica Bank to Quovadx and Healthcare.com Corporation dated December 2, 2003 (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Quovadx’s Registration Statement on Form S-4 filed on December 4, 2003).

Exhibit
Number	Exhibit Description

(b)(3)*	First Amendment to Loan and Security Agreement by and among Comerica Bank, Quovadx and Healthcare.com Corporation dated December 9, 2003 (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to Quovadx’s Registration Statement on Form S-4 filed on December 10, 2003).
(d)(1)*	Agreement and Plan of Merger, dated as of November 3, 2003, by and among Quovadx, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(d)(2)*	Form of Tender and Voting Agreements, by and among Quovadx and certain stockholders of the Company (incorporated by reference to Exhibit 2.2 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(d)(3)*	Form of Affiliate Agreements, by and among Quovadx and certain stockholders of the Company (incorporated by reference to Exhibit 2.3 to Quovadx’s Registration Statement on Form S-4 filed on November 12, 2003).
(g)	None.
(h)	None.

*	Previously filed.